Exhibit (e)(27) under Form N-1A
Exhibit 1 under Item 601/Reg. S-K

Exhibit LLL
to the
Distributor’s Contract

FEDERATED EQUITY FUNDS
Federated Global Equity Fund
Institutional Shares

In consideration of the mutual covenants set forth in the Distributor’s Contract dated June 1, 1995 between Federated Equity Funds and Federated Securities Corp., Federated Equity Funds executes and delivers this Exhibit with respect to the Institutional Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of September, 2010

Federated Equity Funds

By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title: President

Federated Securities Corp.

By:  /s/ Thomas E. Territ
Name:  Thomas E. Territ
Title:  President